EX-99.B.10





                         Consent of Independent Auditors



The Board of Directors of Aetna Life Insurance and Annuity Company and Contractholders of Aetna Variable Annuity Account C:


We consent to the use of our report dated February 26, 1999, relating to the financial statements of the Aetna Variable Annuity Account C and our report dated February 3, 1999, relating to the consolidated financial statements of Aetna Life Insurance and Annuity Company, which are included in this Registration Statement on Form N-4 (File No. 33-75992) and to the references to our firm under the headings "Independent Auditors" in the Statement of Additional Information and "Condensed Financial Information" in the Prospectus.





                                    /s/ KPMG LLP



Hartford, Connecticut
December 16, 1999